FOR IMMEDIATE RELEASE
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             CHEVRON ANNOUNCES SETTLEMENT AGREEMENT WITH IRS

SAN FRANCISCO, August 3 -- Chevron Corporation announced that it has reached a settlement agreement with the Internal Revenue Service that substantially resolves all open tax issues for the nine years 1979 through 1987.

Details of the settlement are subject to a confidentiality agreement. However, Chevron's net expenditure for the settlement will be approximately $550 million after taking into account the tax deductibility of the interest portion. The agreed adjustments increase the company's total U.S. Federal tax payments for this nine-year period by about 10 percent. Because of the substantial time period involved, the majority of the settlement amount represents net interest on these adjustments. Reserves, primarily interest, established in prior years for the contested issues significantly exceed the amount of the total payment.

"We're very pleased with this outcome," noted Chevron Chairman and Chief Executive Officer Ken Derr. "Although we'll be paying out a sizable amount for the settlement, our reserve will more than offset that. More important, we're putting nearly a decade of open issues behind us. This settlement moves us strongly toward our goal of becoming current in our tax audits and resolving all tax issues in a timely manner."

The settlement resolves many significant issues, such as the appropriate treatment of shipping demurrage, intercompany interest and services, crude and product pricing, offshore insurance operations, the sale of Chevron's European downstream operations, and numerous domestic oil and gas issues.

The settlement also resolves the so-called "Aramco Advantage" issue, which was the subject of a 1993 Tax Court decision in favor of other former Arabian American Oil Company shareholders Exxon Corporation and Texaco Inc.

The agreement leaves two issues open for further resolution. First, in February 1994, a Tax Court trial was held to determine what method Chevron should use in 1977 - 1978 to allocate state income taxes in determining allowable foreign tax credits. The decision in that case will be applied to the subsequent years. Second, the IRS is reviewing the creditability of income taxes paid by Chevron affiliates to the Government of Indonesia.

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8/3/94

CONTACT: Laurie Sachtleben -- (415) 894-6285